Exhibit 23.D
[Letterhead of Ryder Scott Company, L.P.]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     As independent petroleum engineers, Ryder Scott Company, L.P. hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-3 of El Paso Corporation and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our reserve reports attached as Exhibit 99.A and Exhibit 99.B in the Annual Report on Form 10-K of El Paso Corporation for the year ended December 31, 2008.
/s/ RYDER SCOTT COMPANY, L.P.
Ryder Scott Company, L.P.
Houston, Texas
March 24, 2009